Exhibit 99.1

SORRENTO ANNOUNCES APPOINTMENT OF GEORGE NG AS EVP & CHIEF LEGAL OFFICER

San Diego, CA, March 30, 2015 – Sorrento Therapeutics, Inc. (Nasdaq: SRNE) announced today the appointment of George K. Ng to the position of Executive Vice President & Chief Legal Officer. In this capacity, Mr. Ng will be responsible for all legal, compliance and intellectual property functions.

Mr. Ng joins the Company from BioDelivery Sciences International, Inc., where he was Senior Vice President & General Counsel and a member of senior management that led that company to over a six fold increase in public market capitalization. In addition, Mr. Ng has held various senior management positions with other publicly-traded, global biotechnology and pharmaceutical companies, including Spectrum Pharmaceuticals, Inc. and Alpharma, Inc., with oversight over legal, intellectual property, litigation and compliance matters.

“With over two decades of experience in the life sciences field, Mr. Ng has a strong background of leadership experience in small to midsize, public companies addressing high growth opportunities in the biotechnology and pharmaceutical industries, and we welcome him at this critical stage of the Company,” stated Dr. Henry Ji, President & CEO of Sorrento. “I expect George to have a positive impact on the Company upon joining our leadership team.”

In addition to his company experience, in private practice, Mr. Ng was a partner in two AMLAW 200 law firms where he had multiple leadership roles, including establishing the life sciences practice group for one firm and heading it as the national co-chair. Among his awards and honors, Mr. Ng is a past recipient of M&A Advisor’s Top 40 Under 40 Award (in 2012). In addition, in 2010, MDB Capital recognized Mr. Ng (and the company where he led the intellectual property efforts) for its Best and Brightest Award for a pharmaceutical patent portfolio that he developed and managed. Mr. Ng earned a Juris Doctor (J.D.) degree in law from the University of Notre Dame School of Law and a Bachelor of Arts and Sciences (B.A.S.) dual degree in Biochemistry & Economics from the University of California, Davis.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation nanoparticle paclitaxel, completed patient enrollment in the TRIBECA registrational trial in January. Sorrento is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

In December 2014, the company signed a definitive agreement with NantWorks to form a global joint venture, now called Nantibody, to focus on next generation immunotherapies for cancer and autoimmune diseases. Sorrento also entered into a definitive agreement with Conkwest, Inc., a privately-held immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, to jointly develop next generation CAR.TNK™ (Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer. The CAR.TNK technology platform combines Conkwest’s proprietary Neukoplast cell line with Sorrento’s proprietary G-MAB® fully human antibody technology and CAR designs to further enhance the potency and targeting of Neukoplast. Both companies will jointly own and share development costs and revenues from any developed CAR.TNK cell line products. More recently, in March 2015, Sorrento entered into a global collaboration with NantCell, a NantWorks company, to discover and develop novel anti-cancer immunotherapy.

The company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugate (ADC) platform that includes proprietary conjugation chemistries, linkers and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bi-specific therapeutic antibodies, ADCs and adoptive cellular immunotherapy.

Sorrento Contact:

George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

(661) 607-4057